Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-14 of our report dated March 9, 2026, relating to the financial statement of The Gabelli Preferred & Income Trust, which appears in such Registration Statement. We also hereby consent to the incorporation by reference in such Registration Statement of our report dated February 27, 2026, relating to the financial statements and financial highlights, which appears in The Gabelli Dividend & Income Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 9, 2026